SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is entered into as of the 30th day of August, 2007, by and between ALPHA ENERGY ("Alpha"), CLEAR SKIES GROUP, INC. ("Clear Skies"), and QUIXOTIC SYSTEMS, INC. ("Quixotic"). For the purposes of this Agreement, the term "Alpha" shall be defined to include Alpha Energy, Alpha Technologies Services, Inc. as well as all other Alpha Group entities. All of the above referenced entities and individuals shall be referred to collectively as the "Parties."

RECITALS

A. Alpha has commenced a lawsuit against Quixotic titled Alpha Energy, et al. v. Quixotic , Systems, Inc., United States District Court for the Western District of Washington Case No. 2:07-CV-01130 MJB (the "Lawsuit"), which is presently pending. In the Lawsuit, Alpha has asserted claims for breach of contract and unjust enrichment in relation to the failure to pay for certain goods Quixotic purchased from Alpha. With limited exception, at the direction of Quixotic, these goods were shipped to Clear Skies.

B. In the interest of avoiding the expense, uncertainty and delay of further litigation, the Parties have agreed to compromise and settle the Lawsuit and all claims raised therein on the terms and conditions set forth below. The purpose of this Agreement is to achieve a full and complete settlement and compromise of all claims asserted in the Lawsuit.

TERMS AND CONDITIONS

1. Quixotic and Clear Skies collectively shall pay Alpha, or its assign, the total sum of Two Hundred Six Thousand Seven Hundred and Seventy Eight and 00/100 U.S. Dollars ($206,778.00) (the "Settlement Amount"). Quixotic and Clear Skies are jointly and severally liable for the entire Settlement Amount- In the event of the insolvency, bankruptcy, receivership, or any other reorganization of either Clear Skies or Quixotic, the other entity will remain liable for the remaining Settlement Amount. Payments of the Settlement Amount shall be made in accordance with the following payment schedule.

(a)	Seventy-Five Thousand Dollars ($75,000.00) to be paid within 72 hours of the execution of this Agreement;

(b)
Beginning on September 15, 2007, Quixotic and Clear Skies shall pay to Alpha the sum of Twenty—Five Thousand Dollars ($25,000) each month for five (5) consecutive months. The final payment of Six Thousand Seven Hundred Seventy Eight Dollars ($6,778.00) shall be made in the sixth consecutive month. Each of these payments must be wired to Alpha pursuant to the terms specified in section (c) below no later than the 15th day of each month in which the payment is due;

(c)	In the absence of farther written notice by Alpha or its assignee, payments shall be made by wire transfer to the following:

Beneficiary Name	ALPHA ENERGY

Beneficiary Address

Account No:

ABA Routing No:

Swift Number

Bank and Address:

2. Concurrent with the execution of this Agreement, Quixotic and Clear Skies will execute and deliver to counsel for Alpha the Confession of Judgment attached to this Agreement as Exhibit A. In the event of a default by Quixotic and Clear Skies in the timely payment of any payment due in a accordance with paragraph 1, if such default is not cured within three (3) business days after notice of said default, then Alpha shall be entitled to file the Confession of Judgment for entry. Notice of default to Quixotic and Clear Skies shall be deemed given upon the e-wiling of such notice to Richard@quixotic-systems.com on behalf of Quixotic and to rparker@clearskiesgroup.com on behalf of Clear Skies. In such event, all payments previously received by Alpha from Quixotic and Clear Skies pursuant to paragraph 1 of this Agreement shall be credited against the principal amount of the Confession of Judgment in partial satisfaction thereof.

Alpha shall hold the Confession of Judgment in trust until Quixotic and Clear Skies have paid the full settlement amount of $206,778.00, as described in Paragraph 1, at which time Alpha shall destroy the judgment or, at Quixote's or Clear Skies' option, surrender the judgment to them.

3. In consideration for the promises made herein, Quixotic and Clear Skies hereby release and forever discharge Alpha, and Alpha hereby releases and forever discharges Quixotic and Clear Skies, from any and all claims, liens, indebtedness, demands, grievances, charges, causes of action, obligations, damages or liabilities of any kind or nature whatsoever, arising out of or relating to the claims raised in the Lawsuit. This waiver includes, but is not limited to, claims for costs and attorneys' fees. This release does not extend to any other potential claims or liabilities aside from those arising from the invoices referenced in and attached to the Complaint filed in, the Lawsuit. This release shall also include a release of all claims by Quixotic and Clear Skies against Alpha.

4. Alpha will dismiss the Lawsuit with prejudice and without award of costs or attorneys' fees to any party by directing its attorneys to file the appropriate pleading in the United States District Court for the Western District of Washington within seven (7) days after the execution of this Agreement and the Confession of Judgment by all parties.

5. Quixotic and Clear Skies represent and warrant that they have not sold, assigned, transferred, or encumbered any interest in any claim or demand which would otherwise fall within the scope of the claims released pursuant to Paragraph 3 of this Agreement.

6. Nothing in this Agreement shall be construed as an admission of any liability on the part of any of the Parties for any of the claims or counterclaims asserted in the Lawsuit.

7. The Parties agree that they shall not disclose or characterize the terms or conditions of this Agreement, including the amount of the settlement, to any third party except as required by court order or other legal or government process, including, if necessary, disclosure to the Internal Revenue Service to establish the nature of the settlement, or to its tax accountants, tax. advisors, or tax counsel. The Parties agree to notify one another of any legal or government process sufficiently in advance of responding to such process so that the other party may, if it deems necessary, take steps to oppose such disclosure.

8. This Agreement, and any companion documents referenced or provided for herein, contains the entire agreement between the Parties regarding the matters set forth herein. No party has entered into this Agreement based on any representation or consideration not stated in this Agreement.

9. No change, modification or amendment of this Agreement shall be valid or binding, unless such change, modification or amendment is in writing and signed by the person(s) against whom the same is sought to be enforced.

10. This Agreement has been generated pursuant to the equal negotiations and advice of the Parties and their counsel. Accordingly, this Agreement should not be construed more favorably or unfavorably as to any one party hereto.

11. This Agreement shall be governed by Washington law. Quixotic and Clear Skies consent to and shall be subject to personal jurisdiction in the state of Washington for any dispute that arises out of this Agreement. The parties further agree that venue for any dispute or action that arises out of this Agreement shall be in Whatcom County Superior Court.

12. In the event of any controversy, claim or dispute arising out of or relating to, this Agreement or the method and manner of the performance thereof or the breach thereof, should any party file suit in order to enforce the terms of this Agreement, the prevailing party in any such suit shall be entitled to recover, in addition to any other relief, a reasonable sum for attorneys' fees, costs and litigation expenses. If no party wholly prevails, the party that substantially prevails shall be awarded a reasonable sum for attorneys' fees, costs and litigation expenses.

13. The Parties each acknowledge and agree that they have reviewed this Agreement in its entirety, and every part thereof including all exhibits thereto, and that they understand same, that they have had the opportunity to consult with their independent counsel as to the Agreement to the extent they desire, and that the terms and conditions hereof adequately and correctly reflect their respective understandings of the subject matter hereof.

14. The undersigned each covenant and warrant that they have the right and authority to enter into this Agreement and carry out its terms. The undersigned also each covenant and. warrant that anyone signing on behalf of any corporation herein is and has been specially authorized pursuant to appropriate action of the shareholders or directors thereof, as appropriate, to execute this Agreement as the act and deed of such corporation.

15. If any provision, or portion thereof, of this Agreement is held by a Court of competent jurisdiction to be invalid under any applicable statute or rule of law, the Parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement and further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provisions.

16. This Agreement may be executed in duplicate originals or counterparts. Each party shall receive copies of all executed signature pages so that all parties have a copy of the fully-executed Agreement for their records. This Agreement shall not be binding on any party until original counterparts of this Agreement have been executed by all parties hereto.

ALPHA ENERGY		QUIXOTIC SYSTEMS, INC.

By:	/s/ Apha Energy	By:	/s/ Richard Klein

Printed Name:	______________________________________	Printed Name:	Richard Klein

Title:	___________________________________________	Title:	President

Dated:	_________________________________________	Dated:August 29, 2007

CLEAR SKIES GROUP, INC.

By:	/s/ Ezra Green

Printed Name:	Ezra Green

Title:	COO

Dated:	8/30/07